Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Ellipse Technologies, Inc.

Aliso Viejo, California

We have audited the accompanying balance sheet of Ellipse Technologies Inc. (the “Company”) as of December 31, 2014, and the related statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the year ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Ellipse Technologies Inc. as of December 31, 2014, and the results of its operations and its cash flows for the year ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

August 6, 2015

(February 11, 2016 as to Note 14)

ELLIPSE TECHNOLOGIES, INC.

Balance Sheet

As of December 31, 2014

December 31,

2014
Assets
Current assets
Cash and cash equivalents	$4,926,172
Accounts receivable, net	4,449,749
Inventories	2,358,921
Prepaid expenses and other current assets	427,346

Total current assets	12,162,188

Property and equipment, net	391,962
Restricted cash	200,000
Other assets	1,160,997

Total assets	$13,915,147

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Revolving line of credit	$259,526
Accounts payable	822,906
Accrued compensation and related benefits	1,773,033
Accrued expenses	1,743,576
Deferred revenue, current portion	190,628
Long-term debt and capital lease, current portion	18,090

Total current liabilities	4,807,759

Long-term debt and capital lease, net of current portion	1,713,872
Deferred revenue, net of current portion	116,368
Redeemable convertible preferred stock warrants	2,783,978

Total liabilities	9,421,977
Commitments and contingencies (Note 12)
Redeemable convertible preferred stock, par value $0.001; issuable in Series A, B and C; 74,201,339 shares authorized as of December 31, 2014; 65,788,104 shares issued and outstanding with aggregate liquidation preference of $44,101,267 as of December 31, 2014	37,160,570
Stockholders’ deficit
Common Stock, par value $0.001; 93,500,000 shares authorized; 8,157,784 shares issued and outstanding as of December 31, 2014	8,158
Additional paid-in capital	—
Accumulated deficit	(32,675,558)

Total stockholders’ deficit	(32,667,400)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$13,915,147

See accompanying notes to financial statements

ELLIPSE TECHNOLOGIES, INC.

Statement of Operations

For the Year Ended December 31, 2014

Year Ended December 31

2014
Net revenue	$25,683,020
Cost of revenue	6,125,917

Gross profit	19,557,103

Operating expenses
Sales and marketing	11,841,472
Research and development	4,860,937
General and administrative	3,144,896

Total operating expenses	19,847,305

Loss from operations	(290,202)

Other income and expenses
Interest expense	(282,640)
Fair value of redeemable convertible preferred stock warrants	(2,401,838)
Other income (expense), net	(164,418)

Loss before provision for income tax	(3,139,098)
Income tax expense	(50,287)

Net loss	(3,189,385)
Accretion and dividends of redeemable convertible preferred stock to redemption value	(2,824,878)

Net loss attributable to common stockholders—basic and diluted	$(6,014,263)

Net loss per share attributable to common stockholders—basic and diluted	$(.89)

Weighted-average number of shares—basic and diluted	6,759,622

See accompanying notes to financial statements

ELLIPSE TECHNOLOGIES, INC.

Statement of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

For the Year Ended December 31, 2014

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2013	59,894,141	30,130,672	5,569,602	5,570	—	(26,840,866)	(26,835,296)
Exercise of stock options			2,588,182	2,588	119,008	—	121,596
Exercise of warrants	5,893,963	4,205,020	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	60,563	—	60,563
Accretion of redeemable convertible preferred stock to redemption value	—	2,824,878	—	—	(179,571)	(2,645,307)	(2,824,878)
Net loss	—	—	—	—	—	(3,189,385)	(3,189,385)

Balance, December 31, 2014	65,788,104	$37,160,570	8,157,784	$8,158	$—	$(32,675,558)	$(32,667,400)

See accompanying notes to financial statements

ELLIPSE TECHNOLOGIES, INC.

Statement of Cash Flows

For the Year Ended December 31, 2014

2014
Cash flows from operating activities
Net loss	$(3,189,385)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	661,643
Bad debt expense	5,390
Amortization of debt issuance costs	53,765
Stock-based compensation expense	60,563
Effect of exchange rate changes on accounts receivable	85,334
Change in fair value of redeemable convertible preferred stock warrants	2,401,838
Changes in operating assets and liabilities:
Accounts receivable	(2,760,626)
Inventories	(328,150)
Prepaid expenses and other current assets	(286,049)
Accounts payable	(751,585)
Accrued compensation and related benefits	1,007,387
Accrued expenses	1,060,759
Change in deferred revenue	165,797

Net cash used in operating activities	(1,813,319)

Cash flows from investing activities
Purchases of property and equipment	(105,308)
Purchases of field assets	(703,948)

Net cash used in investing activities	(809,256)

Cash flows from financing activities
Proceeds from revolving credit line	471,721
Payments on revolving credit line	(1,559,527)
Proceeds from term loan	1,500,000
Repayments of term loan	(100,000)
Proceeds from option exercises	121,596
Proceeds from warrant exercises	1,849,963
Debt issuance costs	(67,086)
Repayments of capital lease obligations	(26,301)

Net cash provided by financing activities	2,190,366

Net decrease in cash and cash equivalents	(432,209)
Cash and cash equivalents, beginning of period	5,358,381

Cash and cash equivalents, end of period	$4,926,172

Supplemental disclosures of cash flow information
Cash paid during the period for interest	$133,229

Cash paid during the period for income taxes	$36,800

Supplemental disclosures of non-cash investing and financing activities
Purchase of property and equipment included in accounts payable	$46,606

Property and equipment acquired through capital leases	$—

Disposition of fully depreciated property and equipment	$—

Accretion of redeemable convertible preferred stock	$2,824,878

Issuance of preferred stock upon exercise of warrants	$2,355,056

See accompanying notes to financial statements

ELLIPSE TECHNOLOGIES, INC.

Notes to Financial Statements

1.    NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Ellipse Technologies, Inc. (“the Company”) is a medical technology company focused on developing and marketing a new generation of magnetically adjustable implant systems based on its MAGnetic External Control (“MAGEC”) technology platform. Its novel and proprietary implants are adjustable at the time of implantation and non-invasively over the course of treatment to accommodate the changing clinical needs of patients as they heal, grow or age.

The Company generates revenue primarily through sales of its two highly differentiated product families: MAGEC-EOS and PRECICE LLD. Both products incorporate the Company’s MAGEC technology. The Company’s MAGEC-EOS system was developed to treat children suffering from early onset scoliosis and received CE mark and FDA 510(k) clearance in 2009 and 2014, respectively. The Company’s PRECICE LLD system was developed to treat limb length discrepancies and received CE mark and FDA 510(k) clearance in 2010 and 2011, respectively. In addition, the Company’s robust pipeline of new products includes applications for orthopedic trauma, knee osteoarthritis and degenerative spine disease.

The Company sells its products through a global hybrid sales organization comprised of direct sales managers who call on hospital accounts and recruit, develop and train independent sales agencies and consignment distributors. The Company also sells to stocking distributors in certain international markets.

Basis of Presentation

The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and with the rules of the Securities and Exchange Commission.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances. Changes in facts or circumstances may cause the Company to change its assumptions and estimates in future periods, and it is possible that actual results could differ from current or future estimates.

Segment Information

Operating segments are defined as components of an enterprise (business activity from which it earns revenue and incurs expenses) about which discrete financial information is available and regularly reviewed by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is the Chief Executive Officer. The Company’s chief operating decision maker reviews operating results to make decisions about allocating resources and assessing performance for the entire Company. The Company views its operations and manages its business as one operating segment.

Net revenue by geography is based on the destination of the product. The following table sets forth net revenue by geographic area for the year ended December 31:

2014
United States	$14,125,665
International	11,557,355

Total	$25,683,020

ELLIPSE TECHNOLOGIES, INC.

Notes to Financial Statements—(Continued)

The following table summarizes foreign countries with revenues accounting for more than 10% of total net revenue for the year ended December 31:

2014
Germany	13.5%
United Kingdom	—%

The following table summarizes net revenue by product for the year ended December 31:

2014
MAGEC-EOS	$12,319,301
PRECICE LLD	13,363,717

Total	$25,683,020

In addition to the assets the Company holds in the United States, as of December 31, 2014, the Company had assets of $888,738, respectively, in foreign locations.

Cash and Cash Equivalents

Cash and cash equivalents consist of demand deposit accounts and institutional money market funds held in U.S. and foreign banks. Cash equivalents consist of highly liquid investment securities with original maturities at the date of purchase of three months or less that amount of cash. The Company maintains certain interest bearing cash balances at banks which are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. At December 31, 2014, and throughout the year ended December 31, 2014, the Company’s cash balances exceeded the FDIC insured amount. The Company has not experienced any losses in such accounts. Management believes that the Company is not exposed to any significant credit risk with respect to its cash and cash equivalents.

Restricted Cash

The Company maintains $200,000 of cash with a bank to secure its corporate credit cards.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are stated at the amount the Company expects to collect. The Company performs credit evaluations of its customers and generally does not require collateral. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information that assists in management’s evaluation. The Company writes off accounts receivable following a review by management and determination that the receivable is uncollectible. At December 31, 2014, accounts receivable is net of an allowance for doubtful accounts of $10,000.

Concentrations

During the year ended December 31, 2014, one customer accounted for 13% of net revenue, and at December 31, 2014, no customer accounted for more than 10% of accounts receivable.

Inventories

Inventories consist of raw materials, work-in-process and finished goods and is valued at the lower of cost or market (net realizable value). Cost is determined by the first-in, first-out (FIFO) method. The Company writes down the carrying value of the inventory to market value for estimated obsolete or excess inventory quantities based upon assumptions about future demand and market conditions.

ELLIPSE TECHNOLOGIES, INC.

Notes to Financial Statements—(Continued)

Property and Equipment, Net

Property and equipment are recorded at cost. The Company provides for depreciation over the following estimated useful lives using the straight-line method:

Machinery and equipment	5 years
Computer equipment	3 years
Furniture and fixtures	7 years
Leasehold improvements	lesser of lease term or estimated useful life of asset
Tooling	5 years

Repairs and maintenance expenditures that do not significantly add value to property and equipment, or prolong its life, are expensed as incurred. Gains and losses on dispositions of property and equipment are included in the operating results of the related period.

Foreign Currencies

Foreign currency transaction gains and losses on cash held in foreign banks are recognized in other expense, net and were comprised of net losses of $178,292 for the year ended December 31, 2014.

Software for Internal Use

The Company capitalizes certain costs incurred to purchase computer software for internal use. These costs include purchased software packages, payments to vendors and consultants for the development, implementation or modification of purchased software packages for Company use, and software costs that allow for access or conversion of old data by new internal-use software. Capitalized computer software costs are included within other assets on the Company’s balance sheets and amortized over the estimated useful life of the computer software, which is generally between three to seven years.

Impairment of Long-Lived Assets

Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. When such events occur, the Company compares the carrying amounts of the assets to their expected undiscounted future cash flows. If the undiscounted cash flows are insufficient to recover the carrying value, an impairment loss is recorded for the difference between the carrying value and fair value of the asset.

Redeemable Convertible Preferred Stock Warrants

The Company accounts for warrants to purchase redeemable convertible preferred stock as liabilities. The warrants are recorded at fair value, estimated using an option-pricing model, and marked to fair value at each balance sheet date with changes in the fair value of the liability recorded in other income and expenses in the statements of operations.

Redeemable Convertible Preferred Stock

The Company classifies redeemable convertible preferred stock that is redeemable at the option of the holder outside of permanent equity. The carrying value of the redeemable convertible preferred stock is increased by periodic accretion to its redemption value and accumulated dividends. In the absence of retained earnings, these accretion charges are recorded against additional paid-in capital, if any, and then to accumulated deficit.

ELLIPSE TECHNOLOGIES, INC.

Notes to Financial Statements—(Continued)

Net Revenue

The Company sells its products to medical facilities and hospitals. In certain international markets, the Company sells its products through independent stocking distributors. The Company recognizes revenue when persuasive evidence of a sales arrangement exists, delivery of goods occurs through the transfer of title and risks and rewards of ownership, the selling price is fixed or determinable and collectability is reasonably assured, which is when the product is implanted in a patient, or in the case of stocking distributors, when shipped. Our stocking distributor agreements do not allow for stock rotation, price protection or any other form of return privileges. Stocking distributors establish their own customer base, have discretion to set their pricing, retain inventory risk, and maintain their own field assets and external remote controller (“ERC”) assets to fulfill physician’s and patient’s needs. Sales to consignment distributors are recognized upon implant, when title transfers and collectability are reasonably assured. The Company retains title and risk for all inventory held by consignment distributors.

The Company sells its PRECICE LLD system bundled with the exclusive right to use an ERC that is uniquely serialized and individually distributed to lengthen the PRECICE LLD nail continuously over the two to three-month distraction period. The Company sells the components of its MAGEC-EOS system (i.e. MAGEC-EOS rods and ERC service) on both a standalone basis, to its stocking distributors, or as a bundle wherein the Company provides customers with the right to use the Company’s pool of available ERC’s to periodically lengthen the MAGEC-EOS rods at the orthopedic surgeon’s office over the four to five-year distraction period. These revenue transactions are considered to be multiple element arrangements. Revenue is recognized for each unit of accounting individually. The Company allocates revenue in multiple element arrangements to each unit of accounting using the relative selling price method. Selling prices used during the allocation process are based on: vendor specific objective evidence (“VSOE”) of fair value if available, third-party evidence if VSOE of fair value is not available, or estimated selling price if neither VSOE of fair value or third-party evidence is available.

Revenue associated with equipment leases is determined using the relative fair value method and represents less than 5% of total revenue. These rights to use specified asset arrangements are classified as operating leases. The Company estimates the fair value of a leased product based upon transacted cash sales prices of the same or similar products to similar classes of customers during the preceding twelve-month period to determine the normal selling price of the product, which is then allocated to the lease based upon the number of customers expected to use the product over its useful life. The Company recognizes revenue under operating leases over the estimated period of usage, which is generally two to three months.

The revenue associated with the right to use the Company’s pool of assets in connection with the MAGEC-EOS system is calculated in the same manner as the equipment leases, and is recognized on a straight-line basis over the estimated life of the service, which is approximately four to five years. Service revenue represents less than 2% of total revenue.

Cost of Revenue

Cost of revenue consists of product costs, fulfillment costs, manufacturing equipment depreciation, medical device excise tax, warehousing costs, excess and obsolete inventory write-downs, depreciation of field assets, and certain allocated costs related to management, facilities, and personnel-related expenses and other expenses associated with supply chain logistics.

Research and Development

Research and development costs are expensed when incurred. For the year ended December 31, 2014, research and development expense totaled $4,860,937. Major components of research and development expense include personnel costs, preclinical studies, clinical trials and related clinical product manufacturing, materials and supplies, and fees paid to consultants. Costs to acquire technologies to be used in research and development that have not reached technological feasibility and have no alternative future use are also expensed as incurred.

Shipping and Handling Costs

Shipping and handling costs are expensed as incurred and included in cost of revenue. Shipping and handling costs incurred during the year ended December 31, 2014 were $601,128.

Advertising and Marketing Costs

Advertising and marketing costs are expensed as incurred. Total costs incurred during the year ended December 31, 2014 were $88,585.

ELLIPSE TECHNOLOGIES, INC.

Notes to Financial Statements—(Continued)

Medical Device Excise Tax

In accordance with the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, effective January 1, 2013, the Company began to incur a 2.3% excise tax on sales of medical devices in the U.S. The medical device excise tax is included in cost of revenue.

Stock-based Compensation

The Company’s employee share-based awards result in a cost that is measured at fair value on an award’s grant date, based on the estimated number of awards that are expected to vest. Stock-based compensation is recognized on a straight-line basis over the award’s vesting period. The Company estimates the fair value of stock options using a Black-Scholes option pricing model. Transactions with non-employees in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterparty’s performance is complete or the date on which it is probable that performance will occur. Stock-based compensation costs are reflected in the accompanying statements of operations based upon the underlying recipients roles within the Company.

Other Comprehensive Loss

Other comprehensive loss represents all changes in stockholders’ deficit except those resulting from investments or contributions by stockholders. The Company’s other comprehensive loss consists of its net loss.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Accordingly, deferred tax assets and liabilities are determined based on the difference between the financial statement and income tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce the carrying amount of deferred tax assets, unless it is more likely than not such assets will be realized. Current income taxes are based on the year’s taxable income for federal and state income tax reporting purposes and the annual change in deferred taxes.

The Company assesses its income tax positions and records tax benefits based upon management’s evaluation of the facts, circumstances, and information available at the reporting date. For those tax positions where it is more likely than not that a tax benefit will be sustained, the Company records the largest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority having full knowledge of all relevant information. For those income tax positions where it is not more likely than not that a tax benefit will be sustained, no tax benefit is recognized in the financial statements. The Company classifies interest and penalties associated with such uncertain tax positions as a component of income tax expense.

Net Loss per Share Attributable to Common Stockholders

Basic net loss per share is calculated by dividing the net loss by the weighted-average number of common shares that were outstanding for the period, without consideration for potential common shares. Because the holders of the Company’s redeemable convertible preferred stock are entitled to participate in dividends and earnings of the Company when dividends are paid on common stock, the Company applies the two-class method in calculating its earnings per share for periods when the Company generates net income. The two-class method requires net income to be allocated between the common and preferred stockholders based on their respective rights to receive dividends, whether or not declared. Because the holders of redeemable convertible preferred stock are not contractually obligated to share in the Company’s losses, no such allocation was made for any period presented given the Company’s net losses. Diluted net loss per share is calculated by dividing the net loss by the sum of the weighted-average number of dilutive potential common shares outstanding for the period determined using the treasury-stock method or the as-converted method. Potentially dilutive shares are comprised of redeemable convertible preferred stock, redeemable convertible preferred stock warrants, and options outstanding under our stock plan. For all periods presented, there is no difference in the number of shares used to calculate basic and diluted shares outstanding due to our net loss and potentially dilutive shares being anti-dilutive.

ELLIPSE TECHNOLOGIES, INC.

Notes to Financial Statements—(Continued)

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers. This amendment addresses revenue from contracts with customers, which clarifies existing accounting literature relating to how and when a company recognizes revenue. Under the update, a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods and services. The amendments for this standard update are effective for the annual reporting periods beginning after December 15, 2017, and are to be applied retrospectively or the cumulative effect as of the date of adoption, with early application not permitted. In July 2015, the FASB voted to delay the required implementation of ASU 2014-09 for one year. Management is currently evaluating the impact ASU 2014-09 will have on the financial statements and related disclosures.

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This ASU introduces an explicit requirement for management to assess if there is substantial doubt about an entity’s ability to continue as a going concern, and to provide related footnote disclosures in certain circumstances. In connection with each annual and interim period, management must assess if there is substantial doubt about an entity’s ability to continue as a going concern within one year after the issuance date. Disclosures are required if conditions give rise to substantial doubt. ASU 2014-15 is effective for all entities in the first annual period ending after December 15, 2016. The Company is currently assessing the potential effects of this ASU on the financial statements.

In April 2015, the FASB issued ASU 2015-03, Interest—Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs. The update requires debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability instead of being presented as an asset. Debt disclosures will include the face amount of the debt liability and the effective interest rate. The update requires retrospective application and represents a change in accounting principle. ASU 2015-03 will be effective for the Company in the first quarter of 2016. Early adoption permitted for financial statements that have not been previously issued. Management is evaluating the impact of ASU 2015-03 on the financial statements.

In July 2015, the FASB issued ASU 2015-11, Inventory—Simplifying the Measurement of Inventory. ASU 2015-11 requires inventory to be subsequently measured using the lower of cost and net realizable value, thereby eliminating the market value approach. Net realizable value is defined as the “estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation.” ASU 2015-11 is effective for reporting periods beginning after December 15, 2016 and is applied prospectively. Early adoption is permitted. The Company is currently evaluating the impact that this guidance will have on its financial statements and disclosure.

2.    FAIR VALUE MEASUREMENTS

Fair value accounting is applied for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Assets and liabilities recorded at fair value in the financial statements are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels, which are directly related to the amount of subjectivity, associated with the inputs to the valuation of these assets or liabilities are as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company can access at the measurement date.

•	Level 2 inputs are observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 inputs are unobservable inputs for the asset or liability.

ELLIPSE TECHNOLOGIES, INC.

Notes to Financial Statements—(Continued)

The carrying values of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, and accounts payable, approximated their fair values due to the short period of time to maturity or repayment. The carrying values of the Company’s revolving credit line and term loans approximate their fair values as of December 31, 2014 as the interest rates are based on floating index rates which approximate current market rates and other assumptions have not changed significantly.

The fair value of the redeemable convertible preferred stock warrants is based on unobservable inputs. Such instruments are generally classified within Level 3 of the fair value hierarchy. The Company estimated the fair value of the warrants using an option-pricing model incorporating assumptions that market participants would use in their estimates of fair value. Some of these assumptions include estimates for interest rates, expected dividends, and the fair value of the underlying preferred stock. The model is most sensitive to volatility and the Company estimated volatility based on the volatility of comparable companies in the medical device industry. The estimated fair value of the underlying preferred stock is itself determined using an option-pricing method. Under this method, the fair value of an enterprise’s common stock is estimated as the net value of a series of call options, representing the present value of the expected future returns to the stockholders. The change in fair value was $2,401,838 at December 31, 2014.

The following table sets forth the Company’s quantitative information for the significant inputs used in valuing the warrants as of December 31, 2014:

December 31,
2014
Input Ranges
Time to liquidity (years)	2.5
Expected Volatility	47%
Risk Free Interest Rate	0.90%
Allocation Method	OPM

The following table sets forth the Company’s financial instruments that were measured at fair value on a recurring basis at December 31, 2014 by level within the fair value hierarchy:

	Liabilities at Fair Value
	Level 1	Level 2	Level 3	Total
Liabilities
Redeemable convertible preferred stock warrants liability	$—	$—	$2,783,978	$2,783,978

Total	$—	$—	$2,783,978	$2,783,978

The table below presents the activity of Level 3 liabilities during the periods indicated:

December 31,
2014
Warrant liability balance at beginning of year	$2,737,197
Exercise of warrants	(2,355,057)
Change in fair value	2,401,838

Warrant liability balance at end of year	$2,783,978

ELLIPSE TECHNOLOGIES, INC.

Notes to Financial Statements—(Continued)

3.    INVENTORIES

Inventories consist of the following at December 31:

2014
Raw materials	$734,157
Work-in-progress	141,540
Finished goods	1,483,224

Inventories	$2,358,921

4.    PROPERTY AND EQUIPMENT, NET

Property and equipment, net consist of the following at December 31:

2014
Machinery and equipment	$256,822
Computer equipment	388,731
Furniture and fixtures	110,476
Leasehold improvements	123,659
Tooling	72,839

952,527
Less accumulated depreciation	(560,565)

Property and equipment, net	$391,962

Depreciation expense for the year ended December 31, 2014, was $180,924.

The Company acquired equipment under capital leases. This equipment has a gross value of $129,039 and accumulated depreciation of $62,576 as of December 31, 2014. This equipment is included in property and equipment and related depreciation is included in depreciation expense.

5.    OTHER ASSETS

Other assets consist of the following at December 31, 2014:

	Cost	Accumulated Depreciation & Amortization	Net
Field assets	$1,860,296	$(765,342)	$1,094,954
Intangible assets	208,002	(187,500)	20,502
Debt issuance costs	118,249	(72,708)	45,541

Other assets	$2,186,547	$(1,025,550)	$1,160,997

Field assets consist of external remote control devices and other instruments and accessories owned by the Company and currently being used by providers to serve patients. Field assets are deemed to have an estimated useful life of four years.

Intangible assets consist of software for internal use and intellectual property (provisional patents and patent applications). At December 31, 2014, software for internal use was being implemented and therefore not in service. As a result, no amortization was recorded for the period.

ELLIPSE TECHNOLOGIES, INC.

Notes to Financial Statements—(Continued)

Debt issuance costs represent direct costs associated with the Company’s line of credit and term notes. Such amounts are amortized to interest expense.

6.    ACCRUED EXPENSES

Accrued compensation and related benefits consist of the following at December 31:

2014
Payroll, bonus and other compensation	$1,459,537
Vacation	313,496

Accrued compensation and related benefits	$1,773,033

Accrued expenses consist of the following at December 31:

2014
Accrued operating expenses	$1,148,621
Accrued royalties and commissions	428,896
Other accrued expenses	166,059

Accrued expenses	$1,743,576

7.    REVOLVING LINE OF CREDIT AND TERM LOANS

In February 2013, the Company entered into a $2,000,000 secured revolving credit agreement with a bank. The borrowing base is limited to 80% of the Company’s outstanding accounts receivable that is less than 90 days old. At December 31, 2014, the Company had $259,526 of outstanding bank borrowings and $1,740,474, respectively, of unused credit under this facility. The facility bears interest at the Prime Rate plus 0.75% (4.0% at December 31, 2014), and interest is payable monthly. The facility matures in February 2016 and requires that the Company maintain compliance with certain covenants. As of December 31, 2014, the Company was in compliance with such covenants.

In July 2013, the Company borrowed $300,000 under a term loan with a bank. The term loan bears interest at the Prime Rate plus 2.0% (5.25% at both December 31, 2014), payable monthly. The term loan matures in September 2016. The outstanding balance as of December 31, 2014 was $175,000.

In April 2014, the Company borrowed $1,500,000 under a term loan with a bank. The term loan bears interest at the Prime Rate plus 1.5% (4.75% at December 31, 2014), payable monthly. The first year of the loan requires interest only payments, thereafter principal becomes payable ratably over 30 months. The term loan matures in September 2017. The outstanding balance as of December 31, 2014 was $1,500,000. At December 31, 2014, the Company had an additional $1,500,000 available under this term loan.

The credit facility and the term loans were executed with the same bank, and the agreements give the bank a senior security interest of all of the Company’s tangible and intangible assets, and restrict any distribution or dividend payment.

Subsequent to December 31, 2014, the Company refinanced its revolving credit facility and long-term loan then outstanding with a bank. Accordingly, the Company has classified its current and long-term debt arrangements according to the maturity schedule of the new credit facility as follows:

2015	$—
2016	—
2017	1,500,000

$1,500,000

ELLIPSE TECHNOLOGIES, INC.

Notes to Financial Statements—(Continued)

8.    REDEEMABLE CONVERTIBLE PREFERRED STOCK

The Company has authorized 74,201,339 shares of redeemable convertible preferred stock, of which 65,788,104 shares were issued and outstanding as of December 31, 2014, designated in series, with the rights and preferences of each designated series determined by the Company’s Board of Directors.

Redeemable convertible preferred stock as of December 31, 2014 consisted of the following:

Series	Preferred Shares Authorized	Initial Year of Issuance	Shares Issued and Outstanding	Per Share Liquidation Preference	Aggregate Liquidation Preference	Carrying Value
A-1		2006	9,441,478	$0.90	$8,497,330
A-2		2006	3,060,241	$0.60	1,836,145

Series A Total	12,542,625		12,501,719		$10,333,475	$7,513,075

B		2009	12,386,902	$0.45	$5,574,106
B-1		2009	69,120	$0.30	20,736

Series B Total	12,577,339		12,456,022		$5,594,842	$5,969,469

C		2011	40,830,363	$0.69	$28,172,950

Series C Total	49,081,375		40,830,363		$28,172,950	$23,678,026

Totals	74,201,339		65,788,104		$44,101,267	$37,160,570

Significant provisions of the redeemable convertible preferred stock are as follows:

Voting Rights

The holders of preferred stock are entitled to vote on all matters on which the common stockholders are entitled to vote. Holders of preferred and common stock vote together as a single class. Each holder of preferred stock is entitled to the number of votes equal to the number of common stock shares into which the shares held by such holder are convertible.

Dividends

The holders of Series A preferred stock are entitled to receive noncumulative dividends of $0.06 per annum on each outstanding share if and when declared by the Board of Directors. Holders of Series B and Series C preferred stock are entitled to receive cumulative dividends of 8% per annum, compounded annually, of the original issue price of the Series B and Series C preferred stock, of $0.30 and $0.46 per share, respectively. The dividends will be paid out of any assets legally available in the following order of preference: Series C, Series B, Series A and common stock.

Liquidation

In the event of any liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, the holders of redeemable convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company in the following order of preference: Series C, Series B, Series A and common stock.

Conversion

The shares of Series A, Series B and Series C preferred stock are convertible into an equal number of shares of common stock at any time at the option of the holder and all shares of preferred stock shall convert into shares of common stock upon the consent of a two-thirds majority of the holders of the then outstanding Series C preferred stock on an as-converted basis, or upon an underwritten public offering of the Company’s common stock at a price of at least $1.84 per share, resulting in at least $40 million of proceeds.

If the Company issues additional Series C preferred stock at a purchase price less than the applicable conversion price, the conversion price of the Series C preferred stock will be reduced on a weighted-average basis formula.

ELLIPSE TECHNOLOGIES, INC.

Notes to Financial Statements—(Continued)

Redemption

Shares of a series are redeemable by the Company on or before December 31, 2016 if over a two-thirds majority of the holders of such Series submit a written notice requesting redemption.

The following table summarizes warrants outstanding for the year ended December 31:

	2014	Exercise Price ($)	Expiration Date
Series A-1	—	0.30	10/2/14
Series A-2	—	0.30	10/2/14
Series B	—	0.30	10/2/14
Series B-1	—	0.30	10/2/14
Series C	7,571,462	0.46	6/20/16
Series C	679,512	0.322	9/20/15

On October 2, 2014, 2,605,082 of Series A preferred share warrants, 2,423,023 of Series B preferred share warrants, 442,180 of Series C preferred share warrants issued in 2010 and 423,678 of Series C preferred share warrants issued in 2011 were exercised at exercise prices of $0.30, $0.30, $0.32 and $0.46, respectively, for total proceeds of $1,849,963. The fair value of the warrants and cash consideration on the date of exercise was $4,205,019 which has been recorded to redeemable convertible preferred stock during the year ended December 31, 2014.

9.    STOCK OPTIONS

The Ellipse Technologies, Inc. 2005 Stock Plan

The Ellipse Technologies, Inc. 2005 Stock Plan (the “Plan”) authorizes the sale of up to 15,400,000 shares of common stock to officers, employees, and consultants of the Company. Granted options typically vest over four years and expire ten years from the date of grant. In the case of an option issued to a 10% stockholder, the options typically vest over one year and expire five years from the date of grant. The exercise price of the stock is determined by the Board of Directors, but shall not be less than 100% of the estimated fair value on the date of grant.

The following table summarizes the stock option activity for the year ended December 31, 2014:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (years)	Aggregate Intrinsic Value
Balance, December 31, 2013	7,797,387	$0.05	7.7	$206,560
Granted	2,136,050	$0.09	9.5
Exercised	(2,588,182)	$0.05		$185,871
Cancelled	(170,000)	$0.08

Balance, December 31, 2014	7,175,255	$0.06	7.7	$431,141

Vested and expected to vest, December 31, 2014	6,957,342	$0.06	7.7	$420,082
Exercisable, December 31, 2014	3,543,300	$0.05	6.6	$246,823

The weighted-average grant date fair value of stock options granted during the year ended December 31, 2014 was $0.08 per share.

Stock-based compensation expense recognized for the year ended December 31, 2014 was $60,563.

ELLIPSE TECHNOLOGIES, INC.

Notes to Financial Statements—(Continued)

Unrecognized Stock-based Compensation

As of December 31, 2014, there was $144,757 and $29,320 of unrecognized compensation expense related to employee and non-employee options, respectively, which is expected to be recognized by the Company over the weighted-average vesting period of 1.9 years.

The Company uses the Black-Scholes option-pricing model to estimate the fair value of stock-based awards on the date of grant. The determination of fair value using the Black-Scholes option-pricing model is affected by the estimated fair market value per share of the Company’s common stock as well as assumptions regarding a number of highly complex and subjective variables, including expected stock price volatility, risk-free interest rate, expected dividends and expected option life and generally requires significant management judgment to determine.

Risk-Free Interest Rate.    The risk-free interest rate is equal to the U.S. Treasury Note interest rate for the comparable term for the expected option life as of the valuation date. If the expected option life is between the U.S. Treasury Note rates of two published terms, then the risk-free interest rate is based on the straight-line interpolation between the U.S. Treasury Note rates of the two published terms as of the valuation date.

Expected Dividend Yield.    The expected dividend yield is based on the Company’s history and expectation of dividend payouts. The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future.

Expected Volatility.    The Company does not have publicly traded equity and has a limited operating history and a lack of Company-specific historical and implied volatility data, and therefore has estimated its stock price volatility based upon an index of the historical volatilities of a group of comparable publicly-traded medical device peer companies. The historical volatility data was computed using the historical daily closing prices for the selected peer companies’ shares during the equivalent period of the calculated expected term of the Company’s share-based awards. The Company will continue to apply this process until a sufficient amount of historical information regarding the volatility of its own stock price becomes available.

Expected Term.    The Company has concluded that its stock option exercise history does not provide a reasonable basis upon which to estimate expected term, and therefore it uses the simplified method for estimating the expected term of employee stock option grants. Under this approach, the weighted-average expected term is presumed to be the average of the vesting term and the contractual term of the option. The expected term for stock options granted to non-employees is the contractual term.

Fair Value of Common Stock.    Historically, the fair value of the shares of common stock underlying the stock options has been the responsibility of and determined by the Company’s Board of Directors. Because there has been no public market for the Company’s common stock, the Board of Directors determined the fair value of common stock at the time of grant of the option by considering a number of objective and subjective factors including independent third-party valuations of the Company’s common stock, sales prices of convertible preferred stock to unrelated third parties, operating and financial performance, the lack of liquidity of capital stock and general and industry specific economic outlook, among other factors.

Forfeiture Rate.    The Company reduces employee share-based compensation expense for estimated forfeitures. Forfeitures are estimated at the time of grant based on historical experience, and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Through December 31, 2014, actual forfeitures have not been material.

ELLIPSE TECHNOLOGIES, INC.

Notes to Financial Statements—(Continued)

Stock-Based Awards to Employees

The following table sets forth weighted-average assumptions used to estimate the fair value of options granted to employees:

Year ended December 31, 2014
Expected life	6.5 – 10.0 years
Expected volatility	49.6%
Expected dividend yield	0.0%
Risk-free rate	0.3% – 2.0%

Stock-Based Awards to Non-employees

Stock-based compensation expense related to stock options granted to non-employees is recognized as the stock options are earned. The fair value of the stock options is more reliably measurable than the fair value of the services received. The fair value of non-employee stock options are calculated at each reporting date, using the Black-Scholes option-pricing model, until the award vests or there is a substantial disincentive for the non-employee not to perform the required services.

The following table sets forth the required inputs to determine the fair values for the non-employee stock options:

Year ended December 31, 2014
Expected life	10.0 years
Expected volatility	49.6%
Expected dividend yield	0.0%
Risk-free rate	2.3%

10.    INCOME TAXES

The components of income tax expense for the year ended December 31, 2014 are as follows:

2014
Current
Federal	$31,790
State	18,497
Deferred
Federal	(311,643)
State	(116,337)
Valuation allowance	427,980

Income tax expense	$50,287

ELLIPSE TECHNOLOGIES, INC.

Notes to Financial Statements—(Continued)

The Company operates in only one federal jurisdiction, the United States. The following is a reconciliation of the statutory federal income tax rate to the Company’s effective tax rate:

Year ended December 31, 2014
Federal statutory tax benefit	34%
State income tax benefit, net of federal benefit	5%
Permanent differences	(34)%
Effect of tax rate change	—
Valuation allowance	(15)%
Other	8%

Income tax (expense)	(2)%

As of December 31, 2014, the components of deferred tax assets and liabilities were as follows:

2014
Deferred rent	$5,944
Deferred revenue	122,224
Accruals	464,211
Allowance	3,981
Inventory	616,018
Net losses carried forward	6,647,092
Tax credits	956,700
Stock-based compensation	13,696
Charitable contributions	80,940

Total deferred tax assets	$8,910,806
Less valuation allowance	(8,832,607)

$78,199
Property and equipment	(78,199)

Net deferred tax asset (liability)	$—

The Company has concluded that it is more likely than not that the benefits of losses to date which result in deferred tax assets will not be realized and has provided a full valuation allowance against the net deferred tax assets. As such, there is no income tax benefit recorded in the accompanying consolidated statements of operations for all periods presented. The valuation allowance increased by approximately $413,902 during the year ended December 31, 2014 due to the increase in deferred tax assets (primarily due to the net operating loss carryforwards and capitalization of certain expenses for tax purposes).

The tax laws of the United States contain provisions (Section 382 limitations) that limit the annual utilization of net operating loss and credit carryforwards upon the occurrence of certain events including a significant change in ownership interest. Generally, such limitations arise when the ownership of certain shareholders change by more than 50 percentage points over a three-year period. The Company has not completed a study to determine the extent of the limitations, if any. Until a study is completed, the extent of the limitations will not be determined.

As of December 31, 2014, the Company had federal net operating loss carryforwards of approximately $17.0 million, respectively, available to offset future federal taxable income that begin to expire in 2027 and California net operating loss carryforwards of approximately $16.0 million and $15.0 million, respectively, available to offset future taxable income that begin to expire in 2026. As of December 31, 2014, the Company also had federal and California research and development tax credit carryforwards of $0.5 million and $0.3 million, respectively.

ELLIPSE TECHNOLOGIES, INC.

Notes to Financial Statements—(Continued)

Due to the Company’s net operating loss carryforwards, its federal and state income tax returns are open to examination by the Internal Revenue Service and state jurisdictions for all years since inception.

In September 2013, the U.S. Treasury Department released final income tax regulations on the deduction and capitalization of expenditures related to tangible property. These final regulations apply to tax years beginning on or after January 1, 2014, and may be adopted in earlier years. The Company did not early adopt the tax treatment of expenditures to improve tangible property and the capitalization of inherently facilitative costs to acquire tangible property and adopted this tax treatment as of January 1, 2014. Management determined that the impact of these changes were not material to the Company’s financial position, its results of operations and its footnote disclosures.

The following table summarizes the activity related to our unrecognized tax benefits (in thousands):

Year ended December 31, 2014
Balance at beginning of year	$561
Additions based on tax positions related to the current year	144

Balance at end of year	$705

The Company does not anticipate any significant changes in the amount of unrecognized tax benefits over the next twelve months. Due to the full valuation allowance on our net deferred tax asset balance, there are no unrecognized tax benefits that would impact the effective tax rate if recognized. As of December 31, 2014, the Company has not identified any associated interest and penalties.

11.    RELATED PARTY TRANSACTIONS

The Company paid $72,000 in management fees during 2014 and $37,289 in expense reimbursements to a board member and stockholder during 2014.

During 2014, the Company paid $24,570 for administrative, consulting and financing services to MedFocus Management Company (“MedFocus”), a company related via common ownership.

The following table sets forth the amounts due to related parties reflected in the accompanying balance sheets at December 31:

2014
Amounts due to related parties included in Accounts Payable
Consulting services to MedFocus	$2,000
Consulting services to holders of stock options	$39,375

ELLIPSE TECHNOLOGIES, INC.

Notes to Financial Statements—(Continued)

12.    COMMITMENTS AND CONTINGENCIES

Capital Leases

The Company leases manufacturing and testing equipment qualifying as capital leases. The following is a schedule of future minimum annual lease payments under capital leases together with the present value of the net minimum annual lease payments as of December 31, 2014:

For the year ending December 31,

2015	$24,783
2016	23,083
2017	23,083
2018	2,902

Total minimum lease payments	73,851
Less amounts representing interest	(16,889)

Present value of net minimum lease payments	56,962
Current portion	18,090

Long-term portion	$38,872

Operating Leases

The Company leases office and manufacturing space in Irvine, California under a non-cancellable operating lease, which expires on July 31, 2016. As of February 2015, the Company leases office and manufacturing space in Aliso Viejo, California under a non-cancellable operating lease which expires in 2020. In conjunction with the lease, the Company has provided a $1,500,000 letter of credit to secure tenant improvements.

Future minimum annual lease payments are as follows:

2015	$515,833
2016	1,616,065
2017	1,585,394
2018	1,642,355
2019	1,699,315
Thereafter	1,314,833

Total	$8,373,795

Rent expense was $136,187 for the year ended December 31, 2014.

Legal Proceedings

From time to time, the Company may become involved in legal proceedings arising from the normal course of its business. Management is currently not aware of any matters that will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

13.    NET LOSS PER SHARE

The following table summarizes the computation of basic and diluted net loss per share attributable to common stockholders of the Company:

Year ended December 31 2014
Net loss	$(3,189,385)
Accretion of redeemable preferred stock to redemption value	(2,824,878)

Net loss attributable to ordinary stockholders—basic and diluted	$(6,014,263)

Weighted-average number of shares—basic and diluted	6,759,622

Net loss per share attributable to common stockholders—basic and diluted	$(.89)

Because the Company has reported a net loss for all periods presented, diluted net loss per common share is the same as basic net loss per common share.

ELLIPSE TECHNOLOGIES, INC.

Notes to Financial Statements—(Continued)

The following equity shares were excluded from the calculation of diluted net loss per share because their effect would have been anti-dilutive for the periods presented (shares for the redeemable convertible preferred stock and redeemable convertible preferred stock warrants were determined based on the applicable conversion ratio):

Year ended December 31, 2014
Redeemable convertible preferred stock	65,788,104
Redeemable convertible preferred stock warrants	8,250,974
Stock options	7,175,255

81,214,333

14.    SUBSEQUENT EVENTS

In connection with the Company’s initial publication of the December 31, 2014 financial statements, the Company evaluated subsequent events for financial statement recognition purpose through August 6, 2015. In connection with the Company’s reissuance of its financial statements for inclusion in NuVasive, Inc.’s Form 8-K, the Company evaluated subsequent events for disclosure purpose through February 11, 2016.

On June 12, 2015, the Company entered into credit and security agreements (the “Credit Agreements”), with MidCap Financial Trust (“MidCap”), pursuant to which MidCap has provided the Company with (1) a revolving credit facility and letters of credit in a maximum principal amount at any time outstanding of up to $5.0 million, and subject to increase pursuant to and in accordance with the terms and conditions of such Credit Agreement by an additional $5.0 million, for a total of up to $10.0 million in revolving availability and (2) a term loan credit facility in a maximum principal amount of up to $5.0 million, and subject to increase pursuant to and in accordance with the terms and conditions of such Credit Agreement, including net revenue exceeding $32.0 million for the year ending December 31, 2015, by an additional $10.0 million, for a total of up to $15.0 million in term loans. The first term loan was funded in June 2015 in the aggregate principal amount of $5.0 million, of which approximately $3.3 million was used to pay off the Company’s prior debt facility with Silicon Valley Bank. As part of the Credit Agreements, the redemption date of the Company’s preferred stock is 2020.

In June 2015, the Company entered into a note subscription agreement with certain new and existing investors pursuant to which it sold an aggregate of $10.0 million of convertible notes (the “2015 Notes”). The unpaid principal amount of the 2015 Notes accrues interest at the rate of 6% per annum, compounded annually. The conversion price of the 2015 Notes is calculated by multiplying the initial public offering price by 0.75.

On January 4, 2016, the NuVasive, Inc. and the Company entered into a definitive agreement to acquire the Company for an upfront payment of $380.0 million at the closing and a potential milestone payment of $30.0 million payable in 2017 related to the achievement of specific revenue targets. The closing of the acquisition occurred on February 11, 2016, and the Company became a wholly-owned subsidiary of NuVasive, Inc. In connection with the closing, all outstanding debt and lines of credit were paid in full and cancelled including the aforementioned Credit Agreements and 2015 Notes.

At the effective time of the merger, each share of common and preferred stock of Ellipse issued, outstanding and held in treasury was cancelled and ceased to exist in exchange for a portion of the merger consideration, and each holder of the common and preferred stock ceased to have any rights with respect thereto. In addition, at the effective time of the Merger, (i) all outstanding options to purchase Ellipse’s capital stock were cancelled and extinguished and converted into the right to receive a portion of the merger consideration, (ii) all outstanding warrants to purchase Ellipse’s capital stock were deemed to have been exercised, or converted into the right to receive a portion of the merger consideration, (iii) all outstanding convertible promissory notes Ellipse were cancelled, extinguished and automatically converted into the right to receive a portion of the merger consideration, and (iv) all restricted stock units of Ellipse were cancelled, extinguished and converted into the right to receive a portion of the merger consideration.

ELLIPSE TECHNOLOGIES, INC.

Notes to Financial Statements—(Continued)

As a result of the acquisition, each vested and unvested outstanding stock option under the Company’s equity plans was canceled in exchange for the right to receive an amount in cash, less any applicable withholding taxes, equal to the excess of the merger consideration over the exercise price for such stock option.

Also as a result of the acquisition, the Company by NuVasive, Inc., the Company has determined not to proceed with the initial public offering contemplated by the Registration Statement filed on October 30, 2015 and has requested the Commission to issue an order granting withdrawal of the Registration Statement effective as of Feb 8, 2016 or at the earliest practicable date hereafter.